Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Cyngn Inc. on Form S-8 (File no. 333-262130) of our report dated March 24, 2022, with respect to our audits of the consolidated financial statements of Cyngn Inc. as of December 31, 2021 and 2020, and for each of the two years then ended, which report is included in this Annual Report on Form 10-K of Cyngn Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

San Jose, CA

March 24, 2022